AMENDMENT TO OPERATING AGREEMENT OF
HANCOCK FABRICS, LLC

THIS AMENDMENT is made as of June 27, 2005, by HANCOCK FABRICS, LLC (the "Company") and HF ENTERPRISES, INC., being the sole member of the Company (hereinafter called the "Member"), to the Operating Agreement of Hancock Fabrics, LLC dated January 28, 2002 (the "Operating Agreement").

WHEREAS, the Member will enter into a Pledge and Security Agreement dated June 29, 2005 (the "Pledge and Security Agreement"), by the Member in favor of Wachovia Bank, National Association, in its capacity as agent for itself and other Lenders as described therein (collectively, "Pledgee") by which the Member will grant a security interest and pledge in all of its membership interests and rights in the Company to Pledgee as security for the payment and performance of all Obligations as described in the Pledge and Security Agreement;

WHEREAS, in connection with such Pledge and Security Agreement, the Company and Member desire to amend the Operating Agreement in order to conform with the provisions of the Pledge and Security Agreement;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Amendment. If and to the extent any provisions of the Pledge and Security Agreement do or would violate, conflict with, or constitute a breach of any provisions of the Operating Agreement, then in each such instance, such provision of the Operating Agreement is hereby amended to the extent necessary for it to conform to, permit, and comply with all provisions of the Pledge and Security Agreement, and all rights and powers of Pledgee thereunder.

2.          Other Provisions Unaffected. Except for the foregoing Amendment, the other provisions of the Operating Agreement shall remain unaffected, and in full force and effect.

3.           Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In the event any provision of this Amendment shall be deemed unenforceable, the remaining provisions of this Amendment shall be unaffected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

HF ENTERPRISES, INC., as Sole Member	HANCOCK FABRICS, LLC

By: /s/ Bruce D. Smith	By: /s/ Bruce D. Smith
Name: Bruce D. Smith	Name: Bruce D. Smith
Title: V.P.	Title: VP